SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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I-many, Inc.

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FOR IMMEDIATE RELEASE

Filed by I-many, Inc.

Pursuant to Rule 14a-12 of the Securities Exchange Act of 1934.

Subject Company: I-many, Inc.

Commission File No.: 000-30883

Contact: Linda Tavano

      I-many, Inc.

      (732) 516-2603

      ltavano@imany.com

I-MANY CREATES ENTERPRISE CONTRACT MANAGEMENT

RESEARCH & DEVELOPMENT LAB

Sales Team Aligned to Support Lab Mission

EDISON, N.J. – July 21, 2003—I-many, Inc. (NASDAQ: IMNY), the leader in enterprise contract management solutions, announced today the creation of an Enterprise Contract Management Research & Development Lab to drive and accelerate the development of new contract management technologies. In conjunction with the formation of the lab, the sales team has been organized under senior vice president and general manager Mark Smith to support the lab’s mission and objectives. Tim Curran, the former head of sales, leaves I-many to become chief executive officer of a Massachusetts-based mobile solutions company.

The mission of the I-many Enterprise Contract Management Research & Development Lab is to identify and define the policies, procedures and processes that underpin best practices in enterprise contract management worldwide. Once these are identified and defined, the lab will be tasked with developing new technologies to further enhance I-many’s enterprise contract management solution suite and support the growing needs of I-many’s expanding customer base. Guiding this effort is I-many’s chief technology officer Leonard Rainow, who has an extensive background in the development of enterprise-class products at both PeopleSoft and Manugistics.

“The creation of the Enterprise Contract Management Research & Development Lab is further illustration of I-many’s commitment to developing the deepest and broadest enterprise contract management solution suite in the industry,” said Terry Nicholson, chief operating officer at I-many. “The lab team, working in tandem with the sales team, will be instrumental in helping I-many customers realize the highest possible return on their enterprise contract management investment and furthering I-many’s leadership position.”

Dr. Glenn Seidman, chief architect and director of advanced technology at I-many, is spearheading the lab’s development of product architecture. Prior to I-many, he held senior architect positions at major software companies, including Oracle and Xerox. Dr. Seidman will work closely with Dr. Peiwei Mi, I-many’s vice president of product development. Dr. Mi will lead all product development initiatives resulting from the work of the lab team. He has been involved with enterprise software development for over 10 years, and most recently served as vice president of engineering at Vigilance, a supply chain event management software company.

Important Additional Information Will Be Filed with the Securities and Exchange Commission

I-many plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the proposed sale of its health and life sciences assets to Neoforma, Inc. The Proxy Statement will contain important information about I-many, Neoforma, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by

I-many through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from I-many by contacting J. Casey Faiman at (207) 228-2443.

I-many, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the asset purchase agreement. Information regarding directors and executive officers is contained in

I-many’s Form 10-K for the year ended December 31, 2002 and its proxy statement dated April 30, 2003, which are filed with the SEC. As of April 21, 2003, I-many’s directors and executive officers beneficially owned approximately 1.7 million shares, or 4%, of I-many’s common stock. A more complete description will be available in the Proxy Statement.

Safe Harbor for Forward-Looking Statements

Statements in this press release regarding the formation of the Enterprise Contract Management Research and Development Lab, its mission and opportunities, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact

(including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the Lab may not be successful in developing new, marketable contract management technologies; I-many may not be able to successfully market any such technologies; and the other factors described in I-many’s Annual Report on Form 10-K for the year ended December 31, 2002 and its most recent quarterly report filed with the SEC. I-many disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About I-many

I-many (NASDAQ: IMNY) is the leading provider of enterprise contract management solutions. The company’s solutions automate contracting processes, ensure contract compliance and track contract performance resulting in higher contract revenues and reduced operating costs. More than 250 life science, consumer goods, food service and manufacturing companies use I-many solutions. For more information, visit the company at http://www.imany.com.

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